[NNN 2003 Value Fund, LLC Logo]

September 25, 2007

RE: NNN 2003 VALUE FUND, LLC (“The Company”)

September 2007 Update

Dear Investor,

At the beginning of 2007, the Company owned interests in eight office properties and two parcels of raw land totaling 15.6 acres. The office portfolio (including wholly-owned and partially-owned properties) covered approximately 1,900,000 square feet of gross leaseable area, or GLA. The physical occupancy at the beginning of the year was approximately 74.7%. To date in 2007, two properties have been sold; one office property and one parcel of land. As a result, the Company’s current portfolio is comprised of approximately 1,973,000 square feet with a physical occupancy rate of approximately 75.0%.

Interwood in Houston, Texas (Sold in March 2007)
80,000 GLA, wholly-owned

On March 14, 2007, the Company sold the property for $11,000,000 which generated an annualized return on investment (after selling costs) of approximately 23.0%.

Daniels Road Land in Heber City, Utah (Sold in March 2007)
9.0 acres of raw land, wholly-owned

On March 30, 2007, the Company sold approximately 9.0 acres of raw land for $1,259,000 which generated an annualized return on investment (after selling costs) of approximately 45.0%.

Woodside Office Park in Beaverton, Oregon
193,000 GLA, wholly-owned

The property consists of five buildings and has a current occupancy rate of 55.5%. Northwest Educational District has executed a new lease for approximately 13,000 square feet for a term of 96 months with a starting rental rate of $11.16 per square foot, triple net. The lease commences October 1, 2007 with four months free rent. There are two new leases in the final stages of negotiation comprising a total of 54,000 square feet: The State of Oregon will occupy 48,000 square feet for 120 months with a starting rate of $23.01 per square foot, gross. Pacific Oncology will occupy approximately 6,000 square feet for 63 months with three months free rent at a starting rental rate of $22.00 per square foot, gross. Although a 4,000 square foot tenant vacated in July 2007, by year-end 2007, we expect net occupancy to increase by 63,000 square feet to a rate of 88.2% (as a result of the new leases discussed above). If the leasing momentum continues, the Company expects to be able to market the property for sale during the first half of 2008.

Chase Tower in Austin, Texas
389,000 GLA, 14.8% ownership interest

The current occupancy rate is approximately 86.1%. Two current tenants are negotiating ten-year renewals for approximately 28,000 square feet. There are also two prospective tenants; one would have a seven-year lease for approximately 17,000 square feet at a starting rate of $24.50 per square foot gross. The other prospective lease would be for a term of three years for approximately 4,000 square feet with a starting rate of $24.50 per square foot (three months free rent). Although one tenant will be vacating their 16,000 square feet in 2008, Bury & Partners, the property’s major tenant, has exercised their option to take all the space under the same terms and conditions of the original tenant. Thus, there will be no added vacancy or loss of rent as a result. If renewals and new leases are executed as expected, the property will be 91.0% occupied and ready for market in early 2008.

Four Resource Square in Charlotte, North Carolina (Acquired in March 2007)
152,000 GLA, wholly-owned

The Company acquired Four Resource Square on March 7, 2007. The property’s initial occupancy rate was approximately 68.8%. McKesson, the major tenant occupying 41,000 square feet has extended their lease term from 2008 to 2012 and expanded their occupancy by approximately 18,000 square feet with a starting rental rate of $18.75 per square foot, gross. Another new tenant has leased approximately 4,000 square feet for five years with a starting rate of $20.00 per square foot, gross. Considering the new tenant, the current occupancy rate has increased to 83.4%. However, one tenant, American Home Mortgage has filed for bankruptcy and will likely vacate their 8,000 square feet, which would reduce occupancy to approximately 78.3%.

Tiffany Square in Colorado Springs, Colorado
184,000 GLA, wholly-owned

The occupancy rate has remained stable throughout 2007 at approximately 75.7%. The Company has received a proposal from PRC, the property’s major tenant, to take an additional 15,000 square feet with terms consistent with their current lease. If PRC takes the additional 15,000 square feet, the occupancy rate would increase to approximately 83.3%. In addition, PRC has expressed an interest in exercising its rights to the remaining 26,000 square feet of vacant space.

901 Civic Center in Santa Ana, California
99,000 GLA, 96.9% ownership interest

During 2007, the occupancy rate has remained stable at approximately 70.4%. The Company recently executed a new lease with the County of Orange Public Defender for 19,000 square feet. The lease is for a ten year term commencing October 1, 2007 and starting rent is $20.88 per square foot, gross. In addition, the County of Orange District Attorney has renewed 1,300 square feet for a five year term with a starting rent of $20.16 per square foot, gross. Qualify America, a mortgage company on a lease for 14,000 square feet due to expire in November 2008, has vacated the premises and is interested in an early termination of their lease (although their original lease did not include any provisions for early termination). In addition, the Company has been notified that an existing tenant, Cambridge Integrated Services will not renew their lease for approximately 4,000 square feet and will vacate October 31, 2007. We have approached the County of Orange Public Defender to see if they would be interested in leasing the Cambridge space as it is on the same floor as their new lease. With the new Public Defender lease offset by the vacancy of Qualify America and Cambridge Integrated Services, the current occupancy rate is expected to increase slightly to approximately 71.8%. We will continue to work with the Orange County Sheriffs Department to lease the remainder of the vacant space including the 14,000 square feet vacated by Qualify America.

Enterprise Tech Center in Scotts Valley, California (Raw Land under Contract Negotiation)
370,000 GLA and 6.6 acres raw land, 8.5% ownership interest

When the property was acquired, approximately $5,500,000 of the purchase price was allocated to the 6.6 acres of land. The Company has negotiated and expects to sign a contract to sell the land for $15,700,000 to a local developer. The buyer will deposit $250,000 with escrow, which becomes nonrefundable 90 days after contract execution. The close of escrow for the sale of the land would occur the earlier of a) 90 days after the tentative map is approved by the city or b) 24 months after execution of the contract; allowing the buyer the time needed to secure entitlements before commencing development.

The office property occupancy rate is currently 92.4%. However, Nokia Internet Communications is vacating their 60,000 square feet in September 2007. Borland Software Corp, the largest tenant with just over three years of term left on a 140,000 square foot lease, is currently only utilizing about 43% of their space or approximately 60,000 square feet while continuing to pay rent on the entire space. Three smaller tenants totaling 41,000 square feet have either been delinquent paying rent or vacated the premises. Before the office property can be prepared for sale, the Nokia space and other smaller tenant spaces with delinquency issues will have to be re-leased and the unused Borland space will have to be filled. Although the property occupancy rate is currently above 90%, the above-mentioned tenant issues will need to be addressed before the property is ready for sale.

Executive Center I in Dallas, Texas
205,000 GLA, wholly-owned

The new 44,000 square foot lease with a prospective tenant mentioned in the last newsletter did not receive the government contract they needed to move forward with the lease, leaving the property with an ongoing occupancy rate of approximately 21.8%. Although there continues to be interest from large prospective tenants touring the property, no new leasing is imminent and the property continues to experience deficit cash flow as it had in 2006 when operating expenses before debt service exceeded rental income on a cash basis by $165,000. The value play here continues to be to secure a tenant with a requirement for a large block of space. Since this Class A asset was acquired for approximately $40 per square foot, far below replacement cost, once the asset is stabilized through leasing, management believes the property will be ready to market for sale, recovering prior deficits and still turning a profit from this investment.

Executive Center II and III in Dallas, Texas
381,000 GLA, 41.1% ownership interest

During 2007, the property continued with an occupancy rate of approximately 83.2%. These two buildings are in the same location as Executive Center I. The property has a new, fully executed lease for 16,000 square feet in Executive Center II. The term of the lease is 94 months with 10 months of free rent and a starting rental rate of $15.57 per square foot, gross. However, offsetting this gain in occupancy, a major tenant, Trailblazer Health Enterprises (who occupies a total of 211,517 square feet at the property) has exercised its full floor termination right and will be terminating its rights to the 5th floor in Executive Center III (22,000 square feet) effective January 1, 2008. Therefore, despite the new 16,000 square foot lease, the occupancy rate will drop to approximately 81.5%. Trailblazer has another option to exercise a full floor termination that would be effective December 31, 2008, if exercised. Discussions have begun with another tenant, Unitrin, with approximately 84,000 square feet leased, regarding their option to terminate their lease early. The effective date would also be December 31, 2008 and the tenant must notify by December 31, 2007.

Earlier this year, the Company received two opinions of value from Transwestern Commercial Services and Robert Stanger and Company that indicate a current valuation range for the property of $23,000,000 to $25,000,000, which is well below the total project cost of approximately $28,500,000.

In summary, the leasing report for 2007 has been mixed. It is positive for properties such as Woodside, Chase Tower and Four Resource Square. However, early lease termination, inability to renew, early vacating of space and delinquency have hampered leasing efforts at other properties. The Company’s two properties in Dallas, Texas have been unable to increase occupancy and recent developments at Enterprise Tech Center indicate this property’s occupancy will decrease significantly by the end of the year. The Company has felt the impact of the sub-prime mortgage meltdown with the bankruptcy and vacancy of two tenants in the residential mortgage industry.

We continue to look for properties with short hold, turnaround opportunities to acquire with available funds. Additionally, Management anticipates that up to three properties could be sold in 2008 and intends to make distributions to investors from the sales pursuant to the Operating Agreement. However, tightening debt markets result in lower loan proceeds and higher interest rates for buyers; this, in turn, affects buyers’ yields and may impact the Company’s ability to achieve more favorable sale prices.

We appreciate your confidence in Triple Net Properties, LLC and hope to continue to serve your real estate investment needs. Please feel free to call me at (714) 667-8252 ext 225 at any time.

Sincerely,

/s/ Richard T. Hutton, Jr.
Richard T. Hutton, Jr.
CEO, NNN 2003 Value Fund, LLC

Certain statements contained herein with respect to predictions regarding potential property dispositions and related returns, tenant occupancies, new leases, and statements regarding the timing of such events are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry; uncertainties relating to the acquisition and disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the Securities and Exchange Commission.

NNN 2003 Value Fund, LLC
Equity Invested at August 31, 2007 (Unaudited)
	%age	31-Aug-07
	Ownership	Equity
Property	in Property	Invested

Executive II and III	41.1%	$4,900,000
Executive Center I	100.0%	6,300,000
Enterprise Technology Center	8.5%	2,400,000
Woodside	100.0%	8,500,000
901 Civic Center Drive	96.9%	5,200,000
Chase Tower	14.8%	2,500,000
Tiffany Square	100.0%	2,400,000
Four Resource	100.0%	3,700,000

Total Equity Invested in Real Estate - 8/31/07		$35,900,000
Net Cash On Hand — August 31, 2007		7,300,000
Merrill Lynch — Acct Value August 31, 2007		1,300,000

Total Net Assets		$44,500,000

For Properties, Equity Invested represents the Company’s cost basis investment since acquisition of each property.
Equity Invested does not represent current value of properties, which may result in higher or lower equity upon sale.